Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-224754 on Form S-1 and Form S-4 of Stevens Holding Company, Inc. of our reports dated February 23, 2018 relating to the consolidated financial statements and financial statement schedule of Altra Industrial Motion Corp. and subsidiaries, and the effectiveness of Altra Industrial Motion Corp. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Altra Industrial Motion Corp. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 10, 2018